                                                                      EXHIBIT 12

                    NORTHERN STATES POWER COMPANY-MINNESOTA
                                AND SUBSIDIARIES

                 COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS
                         TO CONSOLIDATED FIXED CHARGES

                 (NOT COVERED BY REPORT OF INDEPENDENT AUDITOR)

                                                                                YEAR ENDED DECEMBER 31,
                                                               ------------------------------------------------------------
                                                                 2002         2001         2000         1999         1998
                                                               --------     --------     --------     --------     --------
                                                                              (IN THOUSANDS, EXCEPT RATIOS)
EARNINGS:
  Net income                                                   $200,222     $207,865     $111,224     $158,980     $210,206
  Provisions for Federal and state taxes on income              108,141      132,732       92,191       97,431      124,713
  Fixed charges as below                                        123,220      112,780      146,192      125,431      113,160
  Less: Undistributed equity in earnings of unconsolidated
   affiliates                                                        --           --           --           --           --
                                                               --------     --------     --------     --------     --------
   Total                                                       $431,583     $453,377     $349,607     $381,842     $448,079
                                                               ========     ========     ========     ========     ========
FIXED CHARGES:
  Interest charges, excluding AFC-debt                         $107,470     $ 97,030     $130,442     $109,681     $ 97,410
  Distributions on redeemable preferred securities of
   subsidiary trust                                              15,750       15,750       15,750       15,750       15,750
                                                               --------     --------     --------     --------     --------
   Total                                                       $123,220     $112,780     $146,192     $125,431     $113,160
                                                               ========     ========     ========     ========     ========

RATIO OF EARNINGS TO FIXED CHARGES                                  3.5          4.0          2.4          3.0          4.0
                                                               ========     =========    ========     ========     ========